Exhibit 99.1

To Our Stockholders:

The highlight of our past quarter was the acquisition of M2 Lease Funds LLC.

The Company's largest subsidiary bank, Quad City Bank & Trust, acquired 80% of the membership units of M2 Lease Funds LLC on August 26th. In the transaction, Quad City Bank & Trust purchased the membership units from John Engelbrecht, the President and Chief Executive Officer of M2 Lease Funds, for a purchase price of $5.0 million. Mr. Engelbrecht retained 20% of M2's membership units.

M2 Lease Funds, which is based in the Milwaukee, Wisconsin area, is engaged in the business of leasing machinery and equipment to commercial and industrial businesses under direct financing lease contracts. As of September 30, 2005, M2 Lease Funds had total assets of $35.4 million, which consisted primarily of net leases totaling $31.8 million.

Due to our strong focus on commercial banking at all three subsidiary banks, the addition of M2 Lease Funds adds a significant component to our commercial product offerings. We are very fortunate to partner with John Engelbrecht, who has over twenty-five years of experience in the leasing industry. We are confident that this new relationship will not only bring benefits to our existing customers, but will also provide our company additional growth opportunities with new customers.

Quad City Bank & Trust has also started an asset-based lending division named M2 Business Credit. Heading up this division will be James C. Munhofen, formerly with the First Business Bank of Madison, Wisconsin. This function will also add to our commercial product offerings.

Earnings for the third quarter ended September 30, 2005 were $956 thousand, or basic and diluted earnings per share of $0.21. For the same quarter one year ago, the Company reported earnings of $1.4 million, or basic and diluted earnings per share of $0.33. Earnings for the second quarter ended June 30, 2005 were $1.3 million, or basic earnings per share of $0.28 and diluted earnings per share of $0.27.

Earnings for the nine months ended September 30, 2005 were $3.5 million, or basic earnings per share of $0.78 and diluted earnings per share of $0.77. For the comparable period in 2004, the Company had earnings of $3.9 million, or basic earnings per share of $0.93 and diluted earnings per share of $0.91.

There are several reasons for the reduction in earnings, which include the following:


     o Start up losses for our bank in Rockford that commenced operations in 2005.
     o Construction and staffing of two new facilities at our bank in Cedar Rapids and one new facility in the Quad Cities.
     o Write-off of tenant improvements in our previously leased space in Cedar Rapids.
     o    Less than budgeted loan growth at our Quad City bank.
     o    Narrowed net interest margin due to the flat yield curve.

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We believe the first three items are long-term investments that will enhance shareholder value in the future. In response to our loan growth in the Quad Cities, we have promoted John Bradley to a position in Regional Lending. John, who previously managed the commercial banking group at QCBT, will focus his efforts on expanding our commercial market and creating loan participations with other banks. Jeff Lockwood, previously with U.S. Bank, has taken John's position and will direct our Quad City commercial banking operations.

At September 30, 2005, the Company's total assets had increased at an annualized rate of 18%, or $116.4 million, to $986.5 million from $870.1 million at December 31, 2004. During the same nine months, net loans/leases had increased by an annualized rate of 15%, or $74.0 million, to $713.1 million from $639.1 million at December 31, 2004. Non-performing assets decreased to $6.8 million at September 30, 2005 from $10.7 million at December 31, 2004. Total deposits increased to $691.1 million at September 30, 2005 when compared to $588.0 million at December 31, 2004. Stockholders' equity rose to $53.7 million at September 30, 2005 as compared to $50.8 million at December 31, 2004.

Quad City Bank & Trust, the Company's first subsidiary bank, grew to total assets of $684.7 million at September 30, 2005, which was an increase of $48.5 million from December 31, 2004. At the close of the third quarter of 2005, Quad City Bank & Trust had net loans/leases of $503.8 million and deposits of $472.9 million. In a comparison of the third quarter of 2005 to the second quarter, Quad City Bank & Trust experienced essentially offsetting increases in both revenue and expense. As a result, the bank realized after-tax net income for each of the quarters of $1.7 million and year-to-date net income through September 30, 2005 of $5.0 million.

Cedar Rapids Bank & Trust has continued to experience outstanding growth, reaching total assets of $272.3 million at September 30, 2005, for an increase of $38.9 million from December 31, 2004. At the end of the third quarter of 2005, Cedar Rapids Bank & Trust had net loans of $188.5 million and deposits of $204.1 million. When compared to the second quarter of 2005, third quarter net interest income and noninterest income in aggregate increased $48 thousand, however, noninterest expense increased $575 thousand. Primary contributors to the increase in noninterest expense were an increase in occupancy expense of $120 thousand, related to the two new facilities that opened during the second quarter, and the $332 thousand write-off of tenant improvements, which had been made at the bank's original main office location in the Great America Building. After-tax net income for Cedar Rapids Bank & Trust for 2005 was $410 thousand for the second quarter, $11 thousand for the third quarter, and $738 thousand for the nine months ended September 30, 2005.

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For the first nine months of 2005, the Company's newest banking subsidiary,
Rockford Bank & Trust, experienced a net operating loss of $972 thousand. Losses for the third quarter of 2005 were $303 thousand, an improvement of $23 thousand from a loss of $326 thousand during the previous quarter. Rockford Bank & Trust, which opened January 3, 2005, reached total assets of $29.1 million, net loans of $20.8 million, and deposits of $15.7 million at September 30, 2005.

As we go to press, the highlight in the financial news is the naming of Ben Bernanke as Alan Greenspan's successor. Greenspan has served as the chairman of the U.S. Federal Reserve for eighteen years. Bernanke was previously a Princeton professor, a Federal Reserve Board member, and most recently the chairman of the President's Council of Economic Advisors. Bernanke is expected to focus on inflation in his role as chairman, the most influential economic policy job in the world. It was fifteen months ago that the Fed began tightening. Since then, the Fed Funds target rate has risen 3%, and the yield curve has become very flat.

The economic challenges of 2005, particularly the sustainability of growth given rising interest rates and extended consumers, have been heightened by the ferocity of the twin hurricanes that struck the Gulf Coast. Hurricane Katrina wreaked havoc, harming and displacing the populace around New Orleans, while interrupting the businesses of imports, exports, and oil. We hope our banking colleagues in the Gulf Coast can survive this tragedy so that they will be in a position to help communities rebuild. Rita's damage on Katrina's heels led early commentary to overly fear the storms' combined negative effects, with warnings of countrywide shock in the face of three-dollar gasoline and possible energy shortages. When added to the Federal Reserve's steady boosting of interest rates, the conditions appeared ripe for broader economic distress.

Mr. Greenspan probably well remembers the conditions that greeted him as a new Fed chairman in 1987, just ahead of "Black Monday." We feel that any help he can give a successor, such as ensuring that rates are in the neutral zone prior to his departure, would grant that successor more flexibility in dealing with the political pressures should rougher economic waters develop in 2006.

We appreciate your patience as we continue to implement our plan of sacrificing short-term earnings to make the investments necessary to grow our enterprise. Thanks for your continued support.